Exhibit 10.33

Lydall, Inc.

PERFORMANCE BONUS PROGRAM – For Salaried Employees

This document sets forth the 2006 Performance Bonus Program applicable to Salaried Employees (“Employee”) of Lydall, Inc. and its subsidiaries as approved by the CEO of Lydall and the Compensation Committee of Lydall’s Board of Directors (BOD), and is subject to audit by the Finance Department. Lydall’s Board of Directors will establish the Lydall Consolidated Earnings Per Share (EPS) threshold on an annual basis.

1.	Bonus Compensation Percentage for 2006 is the percentage of your Base Salary as determined on January 1st of each Program Year or date of hire for new entrants. Changes made to a Bonus Compensation Percentage will only be effective on January 1st of a Program Year.

2.	Bonus Allocation of your Bonus Compensation Percentage is as follows:

Plan Factors	Bonus Allocation Percentage for those with Milestones	Bonus Allocation Percentage for those without Milestones
Lydall Consolidated	30%	30%
Business Unit	45%	70%
Individual Milestones	25%

Total	100%	100%

For CHQ employees, Lydall Consolidated is the Business Unit.

3.	Base Salary for 2006 is your year-to-date regular pay earned as an eligible participant, as indicated on your final paycheck in the current Program Year, plus any separately recorded holiday and vacation pay. Pay earned as an hourly employee will not be included as part of this Program. Base Salary will be reduced by earnings attributed to any leave of absence.

4.	Bonus Program Qualifier Only when the company achieves the Lydall Consolidated Earnings per Share (EPS) threshold established by the board will program participants be qualified for any bonus. Once the company achieves the Lydall Consolidated Earnings per Share (EPS) threshold, participants earn a bonus equal to 30% of their Bonus Compensation Percentage regardless of whether the Business Unit has achieved its individual Threshold.

5.	Performance Exceeds Threshold The Business Unit Threshold is based on the Business Unit’s “Operating Income without Bonus” and is established by Senior Management. Under the condition that the Lydall Consolidated EPS threshold is reached, once the “Business Unit Threshold” is exceeded, the participant is eligible to earn both the Business Unit award and Milestone portion on a Sliding Scale as defined below. Additionally, the individual milestone award is only payable to the degree that the milestones have been achieved based on the assessment made by the Business Unit Head.

6.	Target Reaching Target for Operating Income (assuming EPS threshold has been reached) and completing 100% milestones will earn the participant 100% of their Bonus Compensation Percentage. If Target Operating Income is exceeded, additional bonus can be earned on a prorated basis. However, in no case can the additional bonus payout be more than 50% of the incremental earnings above Target.

7.	Sliding Scale

Actual minus Threshold     =   ____%

Target minus Threshold

8.	Business Units

•	Corporate (CHQ)

•	North American Automotive

•	European Automotive

•	Rochester/St. Rivalain

•	Ossipee

•	Green Island

•	Transport

•	Charter Medical

9.	Thresholds and Targets are published at each location for the respective Business Unit.

10.	Payment Date The bonus will be paid within 30 days following the date on which Lydall’s public auditors have completed their year-end audit.

11.	Active Employment Condition Bonus compensation is only payable to the Employee if they remain actively employed by a Lydall company through December 31st of the applicable year-end. If the Employee is unable to carry out responsibilities through the end of the applicable year due to death or disability, a pro-rated bonus will be earned.

12.	Termination Any bonus earned under this program will be eliminated by Lydall, if at any time the Employee is terminated by Lydall for “cause”. “Cause” is defined as acts of dishonesty or fraud; conviction of a felony or crime involving moral turpitude; willful material breach of the employee’s duties and responsibilities; habitual neglect or insubordination; or breach of the Non-competition and Confidentiality Agreement.

13.	No Guarantee Participation in the program provides no guarantee that a bonus under the program will be paid. No bonus will be paid to the extent that it would cause the Company to violate any financial obligations it may have under any agreements.

14.	Modifications, Amendments, or Termination of the Program The Executive Bonus Committee, comprised of the Chief Executive Officer and the Chief Financial Officer, has the sole authority to modify, amend, or terminate the provisions of this Program at any time, subject to BOD approval.

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